Exhibit 99.1

Banc of California, Inc. Reports Third Quarter 2024 Financial Results Which Include Balance Sheet Repositioning

Company Release – 10/22/2024
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the third quarter ended September 30, 2024. The Company reported a net loss available to common and equivalent stockholders of $1.2 million, or a loss of $0.01 per diluted common share, for the third quarter of 2024. On an adjusted basis, net earnings available to common and equivalent stockholders were $41.4 million, or $0.25 per diluted common share.(1) This compares to net earnings available to common and equivalent stockholders of $20.4 million, or $0.12 per diluted common share, for the second quarter of 2024. The third quarter of 2024 includes $60 million of pre-tax losses from repositioning a portion of the securities portfolio.

Third quarter highlights include:

•
Closed the sale of $1.95 billion of Civic loans in July which generated net proceeds of $1.91 billion. This sale increased our capital ratios and liquidity and allowed us to reposition a portion of our securities portfolio in Q3 and pay down higher-cost brokered deposits and borrowings.

•
Repositioned $742 million of available-for-sale securities resulting in a pre-tax loss of $60 million. Sold $742 million of securities with a weighted average yield of 2.94% and purchased $724 million of securities with a weighted average yield of 5.65%. Expected to increase interest income by approximately $4.8 million per quarter.

•	Net interest margin of 2.93%, an increase of 13 basis points from 2.80% in the second quarter, driven mainly by lower funding costs.

•
Average total cost of deposits and average total cost of funds decreased by 6 basis points and 13 basis points, respectively, to 2.54% and 2.82%. The declines in deposit and funding costs were driven mainly by the maturity of brokered time deposits (which decreased by $2.0 billion in the third quarter), while the $545 million payoff of Bank Term Funding Program borrowings also contributed to the decline in funding costs.

•	Average noninterest-bearing deposits increased to 28% of average total deposits for the third quarter, up from 27% in the second quarter.

•	Achieved Q4 2024 cost targets ahead of schedule with total noninterest expense of $196.2 million for the third quarter, down $7.4 million, or 4%, from the second quarter.

•
Strong capital ratios well above the regulatory “well capitalized” thresholds at September 30, 2024, including an estimated 16.98% Total risk-based capital ratio, 12.87% Tier 1 capital ratio, 10.45% CET1 capital ratio, and 9.83% Tier 1 leverage ratio.

1

•	Book value per share increased to $17.75 and tangible book value per share(1) increased to $15.63.

(1)	Non-GAAP measure; refer to section ‘Non-GAAP Measures’

Jared Wolff, President & CEO of Banc of California, commented, “During the third quarter, we made significant progress growing our core earnings and we achieved our year-end targets for net interest margin, noninterest expenses, and balance sheet metrics a quarter early. We strengthened our franchise through several strategic balance sheet repositioning actions including completing the sale of $1.95 billion of Civic loans, which had a positive impact on our capital and liquidity. We leveraged the proceeds and capital to reposition a portion of our securities portfolio and significantly reduce higher cost funding, which resulted in strong net interest margin expansion and increased our tangible book value per share and capital position. Furthermore, we continued to make solid progress reducing noninterest expenses, completed our core system conversion successfully, and consolidated 12 branches during the quarter.”

Mr. Wolff continued, “With these major balance sheet and operational initiatives behind us, Banc of California is now at an inflection point, shifting our focus from transforming our internal infrastructure to external growth. We are capitalizing on the strength of the franchise and balance sheet we have built and the exceptional customer experience we can offer to expand existing relationships and add attractive new client relationships. As economic conditions improve, we believe we are well positioned to increase our market share, expand our client roster, generate profitable growth and continue to enhance the long-term value of our franchise.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Summary Income Statement	2024	2024	2023	2024	2023

	(In thousands)
Total interest income	$446,893	$462,589	$446,084	$1,388,186	$1,503,760
Total interest expense	214,718	233,101	315,355	697,421	907,683
Net interest income	232,175	229,488	130,729	690,765	596,077
Provision for credit losses	9,000	11,000	-	30,000	5,000
(Loss) gain on sale of loans	(62)	1,135	(1,901)	625	(157,820)
Loss on sale of securities	(59,946)	-	-	(59,946)	-
Other noninterest income	44,556	28,657	45,709	107,477	109,937
Total noninterest (loss) income	(15,452)	29,792	43,808	48,156	(47,883)
Total revenue	216,723	259,280	174,537	738,921	548,194
Goodwill impairment	-	-	-	-	1,376,736
Acquisition, integration and reorganization costs	(510)	(12,650)	9,925	(13,160)	30,833
Other noninterest expense	196,719	216,293	191,178	623,530	686,974
Total noninterest expense	196,209	203,643	201,103	610,370	2,094,543
Earnings (loss) before income taxes	11,514	44,637	(26,566)	98,551	(1,551,349)
Income tax expense (benefit)	2,730	14,304	(3,222)	28,582	(135,167)
Net earnings (loss)	8,784	30,333	(23,344)	69,969	(1,416,182)
Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Net (loss) earnings available to common and equivalent stockholders	$(1,163)	$20,386	$(33,291)	$40,128	$(1,446,023)

Net Interest Income

Q3-2024 vs Q2-2024

Net interest income increased by $2.7 million to $232.2 million for the third quarter from $229.5 million for the second quarter due to lower interest expense on interest-bearing liabilities, offset partially by lower interest income on interest-earning assets.

Average interest-earning assets decreased by $1.4 billion to $31.6 billion for the third quarter due mainly to the sale in July 2024 of $1.95 billion of Civic loans which had been moved to held for sale during the second quarter of 2024. The proceeds of the sale were used primarily to pay down higher-cost brokered deposits and borrowings. The net interest margin increased by 13 basis points to 2.93% for the third quarter compared to 2.80% for the second quarter due to a 2 basis point decrease in the average yield on interest-earning assets decreasing being more than offset by a 13 basis point decrease in the average total cost of funds, which was positively impacted by a decrease in average borrowings.

The average yield on interest-earning assets decreased by 2 basis points to 5.63% for the third quarter from 5.65% in the second quarter due mainly to the average yield on deposits in financial institutions decreasing by 3 basis points and the average yield on loans and leases being flat.

The average yield on loans and leases was unchanged at 6.18% for the third quarter compared to the second quarter as a result of new originations being at rates higher than the existing portfolio, slightly higher loan discount accretion, and the change in the mix of loan product balances including the impact of the sale of the $1.95 billion Civic loan portfolio.

3

The average total cost of funds decreased by 13 basis points to 2.82% for the third quarter from 2.95% in the second quarter due mainly to lower market interest rates and reduced average borrowings. The average cost of interest-bearing liabilities decreased by 13 basis points to 3.80% for the third quarter from 3.93% in the second quarter. The average total cost of deposits decreased by 6 basis points to 2.54% for the third quarter compared to 2.60% in the second quarter. Average noninterest-bearing deposits decreased by $35.0 million for the third quarter compared to the second quarter, average total deposits decreased by $474.2 million, and average borrowings decreased by $950.1 million.

YTD September 30, 2024 vs YTD September 30, 2023

Net interest income increased by $94.7 million to $690.8 million for the nine months ended September 30, 2024 from $596.1 million for the nine months ended September 30, 2023 due to lower interest expense on interest-bearing liabilities, offset partially by lower interest income on interest-earning assets.

Average interest-earning assets decreased by $5.7 billion to $33.0 billion for the first nine months of 2024 due to lower average balances in loans and leases, investments securities, and deposits in financial institutions. Average loans and leases decreased by $1.0 billion primarily due to the sale in July 2024 of $1.95 billion of Civic loans which had been moved to held for sale during the second quarter of 2024 and the sales of non-core loan portfolios in the second quarter of 2023, offset partially by the acquisition of legacy Banc of California loans completed in the fourth quarter of 2023. Average investment securities decreased by $2.4 billion mostly due to securities sales completed in the fourth quarter of 2023. Average deposits in financial institutions decreased by $2.3 billion due to lower cash balances which were used to pay down higher-cost borrowings. The net interest margin increased by 72 basis points to 2.79% for the nine months ended September 30, 2024 compared to 2.07% for the same period in 2023 due to the average yield on interest-earning assets increasing by 41 basis points, while the average total cost of funds decreased by 31 basis points.

The average yield on interest-earning assets increased by 41 basis points to 5.61% for the first nine months of 2024 from 5.20% for the same period in 2023 due mainly to the change in the interest-earning asset mix. This was driven by the increase in the balance of average loans and leases as a percentage of average interest-earning assets to 75% for the nine months ended September 30, 2024 from 67% for the nine months ended September 30, 2023, the decrease in the balance of average investment securities as a percentage of average interest-earning assets to 14% for the first nine months of 2024 from 18% for the same period in 2023, and the decrease in the balance of average deposits in financial institutions as a percentage of average interest-earning assets to 10% for the nine months ended September 30, 2024 from 15% for the same period in 2023.

The average yield on loans and leases increased by 19 basis points to 6.14% for the first nine months of 2024 from 5.95% for the same period in 2023 as a result of changes in portfolio mix and higher net accretion of loan discounts.

The average total cost of funds decreased by 31 basis points to 2.93% for the nine months ended September 30, 2024 from 3.24% for the nine months ended September 30, 2023 due mainly to changes in the total funds mix. This was driven by the increase in the balance of lower-cost average total deposits as a percentage of average total funds to 91% for the first nine months of 2024 from 77% for the same period in 2023, and the decrease in the balance of higher cost average borrowings as a percentage of average total funds to 6% for the nine months ended September 30, 2024 from 21% for the same period in 2023. The average cost of interest-bearing liabilities decreased by 14 basis points to 3.89% for the first nine months of 2024 from 4.03% for the same period in 2023. The average total cost of deposits increased by 10 basis points to 2.60% for the nine months ended September 30, 2024 compared to 2.50% for the nine months ended September 30, 2023. Average noninterest-bearing deposits increased by $480.9 million for the first nine months of 2024 compared to the same period in 2023 and average total deposits decreased by $60.3 million.

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Provision For Credit Losses

Q3-2024 vs Q2-2024

The provision for credit losses was $9.0 million for the third quarter compared to $11.0 million for the second quarter. The $9.0 million third quarter provision was driven primarily by increases in qualitative reserves, for loans secured by office properties and concentrations of credit, and specific reserves for nonperforming loan downgrades. The $11.0 million second quarter provision was driven by higher net charge-offs and higher qualitative reserves for office loans and other concentrations of credit, offset partially by the reserves released for the Civic loans transferred to held for sale.

YTD September 30, 2024 vs YTD September 30, 2023

The provision for credit losses increased by $25.0 million to $30.0 million for the nine months ended September 30, 2024 compared to $5.0 million for the nine months ended September 30, 2023. The higher provision in the 2024 period was generally due to higher net charge-offs and higher qualitative reserves, offset partially by the reserves released for the Civic loans transferred to held for sale in the second quarter of 2024 and sold in the third quarter of 2024.

Noninterest Income

Q3-2024 vs Q2-2024

Noninterest income decreased by $45.2 million to a loss of $15.5 million for the third quarter due mainly to a $60 million loss on the sale of $742 million of securities in the third quarter of 2024, offset partially by a $7.5 million increase in other income and a $5.7 million increase in leased equipment income. The increase in other income was due primarily to a $6.8 million increase in the positive fair value mark on the credit-linked notes. The increase in leased equipment income was due mostly to higher gains from early lease terminations and sale of leased assets.

YTD September 30, 2024 vs YTD September 30, 2023

Noninterest income increased by $96.0 million to $48.2 million for the nine months ended September 30, 2024 due mostly to a decrease in the loss on sale of loans and leases of $158.4 million, offset partially by a $60 million loss on the sale of $742 million of securities in the third quarter of 2024. The Company sold $2.5 billion of loans for a net gain of $0.6 million in the nine months ended September 30, 2024 and $6.1 billion of loans for a net loss of $157.8 million in the nine months ended September 30, 2023.

Noninterest Expense

Q3-2024 vs Q2-2024

Noninterest expense decreased by $7.4 million to $196.2 million for the third quarter due mainly to decreases of $13.7 million in insurance and assessments expense and $5.8 million in other expense, offset partially by a $12.1 million increase in acquisition, integration and reorganization costs. The decrease in insurance and assessments expense was due to lower assessment rates for both the regular FDIC assessment and the special assessment. The decrease in other expense was mostly due to a repurchase reserve recorded in the second quarter of 2024 for standard representations and warranties associated with the Civic loan sale. The increase in acquisition, integration and reorganization costs was due mainly to an adjustment of $12.7 million in the second quarter of 2024 due to actual amounts for certain expenses being lower than the estimated amounts accrued at merger close.

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YTD September 30, 2024 vs YTD September 30, 2023

Noninterest expense decreased by $1.5 billion to $610.4 million for the nine-month period ended September 30, 2024 due mainly to a $1.4 billion goodwill impairment recorded in the same period in 2023.

Income Taxes

Q3-2024 vs Q2-2024

Income tax expense of $2.7 million was recorded for the third quarter resulting in an effective tax rate of 23.7% compared to income tax expense of $14.3 million for the second quarter and an effective tax rate of 32.0%. The lower third quarter effective tax rate was due primarily to a true-up to the full year tax rate, offset partially by an increase in disallowed executive compensation expense and loss of tax benefits with respect to restricted stock vested during the second quarter.

YTD September 30, 2024 vs YTD September 30, 2023

Income tax expense of $28.6 million was recorded for the nine-month period ended September 30, 2024 resulting in an effective tax rate of 29.0% compared to an income tax benefit of $135.2 million for the same period in 2023 and an effective tax rate of 8.7%. Excluding goodwill impairment, the effective tax rate for the nine-month period in 2023 was 21.7%. The lower effective tax rate in 2023 was due primarily to higher FDIC insurance premiums in relation to the reported net loss for 2023.

BALANCE SHEET HIGHLIGHTS

	September 30,	June 30,	September 30,	Increase (Decrease)
Selected Balance Sheet Items	2024	2024	2023	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,554,227	$2,698,810	$6,069,667	$(144,583)	$(3,515,440)
Securities available-for-sale	2,300,284	2,244,031	4,487,172	56,253	(2,186,888)
Securities held-to-maturity	2,301,263	2,296,708	2,282,586	4,555	18,677
Loans held for sale	28,639	1,935,455	188,866	(1,906,816)	(160,227)
Loans and leases held for investment, net of deferred fees	23,527,777	23,228,909	21,920,946	298,868	1,606,831
Total assets	33,432,613	35,243,839	36,877,833	(1,811,226)	(3,445,220)

Noninterest-bearing deposits	$7,811,796	$7,825,007	$5,579,033	$(13,211)	$2,232,763
Total deposits	26,828,269	28,804,450	26,598,681	(1,976,181)	229,588
Borrowings	1,591,833	1,440,875	6,294,525	150,958	(4,702,692)
Total liabilities	29,936,415	31,835,991	34,478,556	(1,899,576)	(4,542,141)
Total stockholders’ equity	3,496,198	3,407,848	2,399,277	88,350	1,096,921

Securities

The balance of securities held-to-maturity (“HTM”) remained consistent through the third quarter and totaled $2.3 billion at September 30, 2024. As of September 30, 2024, HTM securities had aggregate unrealized net after-tax losses in accumulated other comprehensive income (loss) (“AOCI”) of $163.9 million remaining from the balance established at the time of transfer on June 1, 2022.

Securities available-for-sale (“AFS”) increased by $56.3 million during the third quarter to $2.3 billion at September 30, 2024. AFS securities had aggregate unrealized net after-tax losses in AOCI of $161.7 million. These AFS unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations.

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Loans and Leases

The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment, net of deferred fees, as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
Composition of Loans and Leases	2024	2024	2024	2023	2023
	(Dollars in thousands)
Real estate mortgage:
Commercial	$4,557,939	$4,722,585	$4,896,544	$5,026,497	$3,526,308
Multi-family	6,009,280	5,984,930	6,121,472	6,025,179	5,279,659
Other residential	2,767,187	2,866,085	4,949,383	5,060,309	5,228,524
Total real estate mortgage	13,334,406	13,573,600	15,967,399	16,111,985	14,034,491
Real estate construction and land:
Commercial	836,902	784,166	775,021	759,585	465,266
Residential	2,622,507	2,573,431	2,470,333	2,399,684	2,272,271
Total real estate construction and land	3,459,409	3,357,597	3,245,354	3,159,269	2,737,537
Total real estate	16,793,815	16,931,197	19,212,753	19,271,254	16,772,028
Commercial:
Asset-based	2,115,311	1,968,713	2,061,016	2,189,085	2,287,893
Venture capital	1,353,626	1,456,122	1,513,641	1,446,362	1,464,160
Other commercial	2,850,535	2,446,974	2,245,910	2,129,860	1,002,377
Total commercial	6,319,472	5,871,809	5,820,567	5,765,307	4,754,430
Consumer	414,490	425,903	439,702	453,126	394,488
Total loans and leases held for investment, net of deferred fees	$23,527,777	$23,228,909	$25,473,022	$25,489,687	$21,920,946

Total unfunded loan commitments	$5,008,449	$5,256,473	$5,482,672	$5,578,907	$5,289,221

Composition as % of Total	September 30,	June 30,	March 31,	December 31,	September 30,
Loans and Leases	2024	2024	2024	2023	2023
Real estate mortgage:
Commercial	19%	20%	19%	20%	16%
Multi-family	25%	26%	24%	23%	24%
Other residential	12%	12%	19%	20%	24%
Total real estate mortgage	56%	58%	62%	63%	64%
Real estate construction and land:
Commercial	4%	4%	3%	3%	2%
Residential	11%	11%	10%	9%	10%
Total real estate construction and land	15%	15%	13%	12%	12%
Total real estate	71%	73%	75%	75%	76%
Commercial:
Asset-based	9%	8%	8%	9%	10%
Venture capital	6%	6%	6%	6%	7%
Other commercial	12%	11%	9%	8%	5%
Total commercial	27%	25%	23%	23%	22%
Consumer	2%	2%	2%	2%	2%
Total loans and leases held for investment, net of deferred fees	100%	100%	100%	100%	100%

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Total loans and leases held for investment, net of deferred fees, increased by $298.9 million in the third quarter and totaled $23.5 billion at September 30, 2024. The increase in loans and leases held for investment was due primarily to increased balances in the lender finance, warehouse lending, and real estate construction portfolios. Loan fundings were $699.6 million in the third quarter at a weighted average interest rate of 8.29%.

Credit Quality

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Information and Ratios	2024	2024	2024	2023	2023
	(Dollars in thousands)
Delinquent loans and leases held for
investment:
30 to 89 days delinquent	$52,927	$27,962	$178,421	$113,307	$49,970
90+ days delinquent	72,037	55,792	57,573	30,881	77,327
Total delinquent loans and leases	$124,964	$83,754	$235,994	$144,188	$127,297
Total delinquent loans and leases to loans and leases held for investment	0.53%	0.36%	0.93%	0.57%	0.58%

Nonperforming assets, excluding loans held for sale:
Nonaccrual loans and leases	$168,341	$117,070	$145,785	$62,527	$125,396
90+ days delinquent loans and still accruing	-	-	-	11,750	-
Total nonperforming loans and leases (“NPLs”)	168,341	117,070	145,785	74,277	125,396
Foreclosed assets, net	8,661	13,302	12,488	7,394	6,829
Total nonperforming assets (“NPAs”)	$177,002	$130,372	$158,273	$81,671	$132,225
Classified loans and leases held for investment	$533,591	$415,498	$366,729	$228,417	$211,095
Allowance for loan and lease losses	$254,345	$247,762	$291,503	$281,687	$222,297
Allowance for loan and lease losses to NPLs	151.09%	211.64%	199.95%	379.24%	177.28%
NPLs to loans and leases held for investment	0.72%	0.50%	0.57%	0.29%	0.57%
NPAs to total assets	0.53%	0.37%	0.44%	0.21%	0.36%
Classified loans and leases to loans and leases held for investment	2.27%	1.79%	1.44%	0.90%	0.96%

During the third quarter, we continued to remain conservative on risk rating of loans and leases. Increases to classified loans and leases that remained on accrual status resulted from downward migration for groups of loans and leases where performance deteriorated or increased borrower financial information was determined to be necessary. Nonaccrual loans and leases increased in the quarter primarily due to two commercial loans and one legacy Civic loan that migrated to nonperforming status. Delinquencies were also impacted by the aforementioned nonperforming loans. Our overall loan portfolio continues to benefit from strong underwriting, borrower strength and good credit metrics.

8

At September 30, 2024, total delinquent loans and leases were $125.0 million, compared to $83.8 million at June 30, 2024. The $41.2 million increase in total delinquent loans was due mainly to increases in the 30 to 89 days delinquent category of $17.1 million in commercial real estate mortgage loans and $9.1 million in other commercial loans. In the 90 or more days delinquent category, there was a $20.5 million increase in other residential real estate mortgage loans, offset partially by a $3.3 million decrease in other commercial loans. Total delinquent loans and leases as a percentage of total loans and leases increased to 0.53% at September 30, 2024, as compared to 0.36% at June 30, 2024.

At September 30, 2024, nonperforming assets were $177.0 million, or 0.53% of total assets, compared to $130.4 million, or 0.37% of total assets, as of June 30, 2024. At September 30, 2024, nonperforming assets included $8.7 million of foreclosed assets, consisting entirely of single-family residences.

At September 30, 2024, nonperforming loans were $168.3 million, compared to $117.1 million at June 30, 2024. During the third quarter, nonperforming loans increased by $51.3 million due to additions of $69.5 million, offset partially by borrowers that became current of $1.2 million, charge-offs of $1.1 million, and payoffs and paydowns of $15.9 million. The additions were driven primarily by two commercial loans and one Civic loan.

Nonperforming loans and leases as a percentage of loans and leases held for investment increased to 0.72% at September 30, 2024 compared to 0.50% at June 30, 2024.

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Allowance for Credit Losses – Loans

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Allowance for Credit Losses - Loans	2024	2024	2023	2024	2023
	(Dollars in thousands)
Allowance for loan and lease losses
(“ALLL”):
Balance at beginning of period	$247,762	$291,503	$219,234	$281,687	$200,732
Charge-offs	(4,163)	(58,070)	(6,695)	(67,247)	(48,800)
Recoveries	1,746	2,329	1,758	7,905	3,865
Net charge-offs	(2,417)	(55,741)	(4,937)	(59,342)	(44,935)
Provision for loan losses	9,000	12,000	8,000	32,000	66,500
Balance at end of period	$254,345	$247,762	$222,297	$254,345	$222,297

Reserve for unfunded loan commitments
(“RUC”):
Balance at beginning of period	$27,571	$28,571	$37,571	$29,571	$91,071
(Negative provision) provision for credit losses	-	(1,000)	(8,000)	(2,000)	(61,500)
Balance at end of period	$27,571	$27,571	$29,571	$27,571	$29,571

Allowance for credit losses (“ACL”) -
Loans:
Balance at beginning of period	$275,333	$320,074	$256,805	$311,258	$291,803
Charge-offs	(4,163)	(58,070)	(6,695)	(67,247)	(48,800)
Recoveries	1,746	2,329	1,758	7,905	3,865
Net charge-offs	(2,417)	(55,741)	(4,937)	(59,342)	(44,935)
Provision for credit losses	9,000	11,000	-	30,000	5,000
Balance at end of period	$281,916	$275,333	$251,868	$281,916	$251,868

ALLL to loans and leases held for investment	1.08%	1.07%	1.01%	1.08%	1.01%
ACL to loans and leases held for investment	1.20%	1.19%	1.15%	1.20%	1.15%
ACL to NPLs	167.47%	235.19%	200.86%	167.47%	200.86%
ACL to NPAs	159.27%	211.19%	190.48%	159.27%	190.48%
Annualized net charge-offs to average loans and leases	0.04%	0.89%	0.09%	0.32%	0.23%

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $281.9 million, or 1.20% of total loans and leases, at September 30, 2024, compared to $275.3 million, or 1.19% of total loans and leases, at June 30, 2024. The $6.6 million increase in the allowance was due to the $9.0 million provision, offset partially by net charge-offs of $2.4 million. The ACL coverage of nonperforming loans was 167% at September 30, 2024 compared to 235% at June 30, 2024.

Net charge-offs were 0.04% of average loans and leases (annualized) for the third quarter, compared to 0.89% for the second quarter. The decrease in net charge-offs in the third quarter was attributable primarily to the second quarter $28.7 million of Civic charge-offs as a result of the related $1.9 billion of Civic loans reclassified to held for sale and two large charge-offs of commercial real estate loans secured by office properties.

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Deposits and Client Investment Funds

The following table sets forth the composition of our deposits at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
Composition of Deposits	2024	2024	2024	2023	2023
	(Dollars in thousands)
Noninterest-bearing checking	$7,811,796	$7,825,007	$7,833,608	$7,774,254	$5,579,033
Interest-bearing:
Checking	7,539,899	7,309,833	7,836,097	7,808,764	7,038,808
Money market	5,039,607	4,837,025	5,020,110	6,187,889	5,424,347
Savings	1,992,364	2,040,461	2,016,398	1,997,989	1,441,700
Time deposits:
Non-brokered	2,451,340	2,758,067	2,761,836	3,139,270	3,038,005
Brokered	1,993,263	4,034,057	3,424,358	3,493,603	4,076,788
Total time deposits	4,444,603	6,792,124	6,186,194	6,632,873	7,114,793
Total interest-bearing	19,016,473	20,979,443	21,058,799	22,627,515	21,019,648
Total deposits	$26,828,269	$28,804,450	$28,892,407	$30,401,769	$26,598,681

	September 30,	June 30,	March 31,	December 31,	September 30,
Composition as % of Total Deposits	2024	2024	2024	2023	2023

Noninterest-bearing checking	29%	27%	27%	26%	21%
Interest-bearing:
Checking	28%	25%	27%	26%	27%
Money market	19%	17%	17%	20%	20%
Savings	7%	7%	7%	6%	5%
Time deposits:
Non-brokered	9%	10%	10%	10%	12%
Brokered	8%	14%	12%	12%	15%
Total time deposits	17%	24%	22%	22%	27%
Total interest-bearing	71%	73%	73%	74%	79%
Total deposits	100%	100%	100%	100%	100%

Total deposits decreased by $2.0 billion during the third quarter to $26.8 billion at September 30, 2024, due primarily to a decrease in brokered time deposits.

Noninterest-bearing checking totaled $7.81 billion and represented 29% of total deposits at September 30, 2024, compared to $7.83 billion, or 27% of total deposits, at June 30, 2024.

Uninsured and uncollateralized deposits of $6.7 billion represented 25% of total deposits at September 30, 2024 compared to uninsured and uncollateralized deposits of $6.8 billion or 24% of total deposits at June 30, 2024.

In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These alternative options include investments managed by BofCal Asset Management Inc. (“BAM”), our registered investment advisor subsidiary, and third-party sweep products. Total off-balance sheet client investment funds were $1.3 billion as of September 30, 2024, of which $0.6 billion was managed by BAM.

11

Borrowings

Borrowings increased by approximately $151 million to $1.6 billion at September 30, 2024 from $1.4 billion at June 30, 2024. Higher borrowings included the addition of a $500 million long-term Federal Home Loan Bank (“FHLB”) advance (maturing in 10 years but callable by the FHLB after 2 years) offset partially by the $545 million payoff of the Bank Term Funding Program balance.

Equity

During the third quarter, total stockholders’ equity increased by $88.4 million to $3.5 billion and tangible common equity(1) increased by $95.8 million to $2.6 billion at September 30, 2024. The increase in total stockholders’ equity for the third quarter resulted primarily from a decrease in the unrealized after-tax net loss in AOCI for AFS securities of $103.0 million and net earnings of $8.8 million, partially offset by common and preferred stock dividends of $26.3 million.

At September 30, 2024, book value per common share increased to $17.75 compared to $17.23 at June 30, 2024, and tangible book value per common share(1) increased to $15.63 compared to $15.07 at June 30, 2024.

(1)	Non-GAAP measures; refer to section ‘Non-GAAP Measures’

CAPITAL AND LIQUIDITY

Capital ratios remain strong with total risk-based capital at 16.98% and a tier 1 leverage ratio of 9.83% at September 30, 2024.

The following table sets forth our regulatory capital ratios as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
Capital Ratios	2024 (1)	2024	2024	2023	2023

Banc of California, Inc.
Total risk-based capital ratio	16.98%	16.57%	16.40%	16.43%	17.83%
Tier 1 risk-based capital ratio	12.87%	12.62%	12.38%	12.44%	13.84%
Common equity tier 1 capital ratio	10.45%	10.27%	10.09%	10.14%	11.23%
Tier 1 leverage capital ratio	9.83%	9.51%	9.12%	9.00%	8.65%

Banc of California
Total risk-based capital ratio	16.59%	16.19%	15.88%	15.75%	16.37%
Tier 1 risk-based capital ratio	14.07%	13.77%	13.34%	13.27%	13.72%
Common equity tier 1 capital ratio	14.07%	13.77%	13.34%	13.27%	13.72%
Tier 1 leverage capital ratio	10.74%	10.38%	9.84%	9.62%	8.57%

(1) Capital information for September 30, 2024 is preliminary.

At September 30, 2024, immediately available cash and cash equivalents were $2.4 billion, a decrease of $143.9 million from June 30, 2024. Combined with total available borrowing capacity of $11.7 billion and unpledged AFS securities of $2.1 billion, total available liquidity was $16.2 billion at the end of the third quarter.

12

Conference Call

The Company will host a conference call to discuss its third quarter 2024 financial results at 10:00 a.m. Pacific Time (PT) on Tuesday, October 22, 2024. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 6084667. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company’s Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 8866602.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $33 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 80 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-stack payment processing solutions through its subsidiary, Deepstack Technologies, and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements and Other Matters

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

13

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of PacWest Bancorp (“PacWest”), reputational risk, regulatory risk and potential adverse reactions of the Company’s or PacWest’s customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

14

Non-GAAP Financial Measures

Included in this press release are certain non-GAAP financial measures, such as tangible assets, tangible equity to tangible assets, tangible book value per common share, adjusted net earnings (loss), return on average tangible common equity, and adjusted return on average tangible common equity, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Inquiries:

Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

15

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
	(Dollars in thousands)
ASSETS:
Cash and due from banks	$251,869	$203,467	$199,922	$202,427	$182,261
Interest-earning deposits in financial institutions	2,302,358	2,495,343	2,885,306	5,175,149	5,887,406
Total cash and cash equivalents	2,554,227	2,698,810	3,085,228	5,377,576	6,069,667

Securities available-for-sale	2,300,284	2,244,031	2,286,682	2,346,864	4,487,172
Securities held-to-maturity	2,301,263	2,296,708	2,291,984	2,287,291	2,282,586
FRB and FHLB stock	145,123	132,380	129,314	126,346	17,250
Total investment securities	4,746,670	4,673,119	4,707,980	4,760,501	6,787,008

Loans held for sale	28,639	1,935,455	80,752	122,757	188,866

Gross loans and leases held for investment	23,553,534	23,255,297	25,517,028	25,534,730	21,969,789
Deferred fees, net	(25,757)	(26,388)	(44,006)	(45,043)	(48,843)
Total loans and leases held for investment, net of deferred fees	23,527,777	23,228,909	25,473,022	25,489,687	21,920,946
Allowance for loan and lease losses	(254,345)	(247,762)	(291,503)	(281,687)	(222,297)
Total loans and leases held for investment, net	23,273,432	22,981,147	25,181,519	25,208,000	21,698,649

Equipment leased to others under operating leases	314,998	335,968	339,925	344,325	352,330
Premises and equipment, net	143,200	145,734	144,912	146,798	50,236
Bank owned life insurance	343,212	341,779	341,806	339,643	207,946
Goodwill	216,770	215,925	198,627	198,627	-
Intangible assets, net	140,562	148,894	157,226	165,477	24,192
Deferred tax asset, net	706,849	738,534	741,158	739,111	506,248
Other assets	964,054	1,028,474	1,094,383	1,131,249	992,691
Total assets	$33,432,613	$35,243,839	$36,073,516	$38,534,064	$36,877,833

LIABILITIES:
Noninterest-bearing deposits	$7,811,796	$7,825,007	$7,833,608	$7,774,254	$5,579,033
Interest-bearing deposits	19,016,473	20,979,443	21,058,799	22,627,515	21,019,648
Total deposits	26,828,269	28,804,450	28,892,407	30,401,769	26,598,681
Borrowings	1,591,833	1,440,875	2,139,498	2,911,322	6,294,525
Subordinated debt	942,151	939,287	937,717	936,599	870,896
Accrued interest payable and other liabilities	574,162	651,379	709,744	893,609	714,454
Total liabilities	29,936,415	31,835,991	32,679,366	35,143,299	34,478,556

STOCKHOLDERS’ EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,586	1,583	1,583	1,577	1,231
Class B non-voting common stock	5	5	5	5	-
Non-voting common stock equivalents	98	101	101	108	-
Additional paid-in-capital	3,802,314	3,813,312	3,827,777	3,840,974	2,798,611
Retained deficit	(478,173)	(477,010)	(497,396)	(518,301)	(25,399)
Accumulated other comprehensive loss, net	(328,148)	(428,659)	(436,436)	(432,114)	(873,682)
Total stockholders’ equity	3,496,198	3,407,848	3,394,150	3,390,765	2,399,277
Total liabilities and stockholders’ equity	$33,432,613	$35,243,839	$36,073,516	$38,534,064	$36,877,833

Common shares outstanding (1)	168,879,566	168,875,712	169,013,629	168,959,063	78,806,969

(1)	Common shares outstanding include non-voting common equivalents that are participating securities.

16

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$369,913	$388,853	$310,392	$1,144,231	$1,150,049
Investment securities	34,912	33,836	45,326	103,051	133,716
Deposits in financial institutions	42,068	39,900	90,366	140,904	219,995
Total interest income	446,893	462,589	446,084	1,388,186	1,503,760
Interest expense:
Deposits	180,986	186,106	205,982	561,899	540,663
Borrowings	16,970	30,311	94,234	85,405	324,270
Subordinated debt	16,762	16,684	15,139	50,117	42,750
Total interest expense	214,718	233,101	315,355	697,421	907,683
Net interest income	232,175	229,488	130,729	690,765	596,077
Provision for credit losses	9,000	11,000	-	30,000	5,000
Net interest income after provision for credit losses	223,175	218,488	130,729	660,765	591,077
Noninterest income:
Service charges on deposit accounts	4,568	4,540	4,018	13,813	11,906
Other commissions and fees	8,256	8,629	7,641	25,027	29,226
Leased equipment income	17,176	11,487	14,554	40,379	50,798
(Loss) gain on sale of loans and leases	(62)	1,135	(1,901)	625	(157,820)
Loss on sale of securities	(59,946)	-	-	(59,946)	-
Dividends and gains on equity investments	3,730	1,166	3,837	7,964	7,593
Warrant income (loss)	211	(324)	(88)	65	(545)
LOCOM HFS adjustment	(74)	(38)	307	218	(11,636)
Other income	10,689	3,197	15,440	20,011	22,595
Total noninterest (loss) income	(15,452)	29,792	43,808	48,156	(47,883)
Noninterest expense:
Compensation	85,585	85,914	71,642	263,735	242,999
Occupancy	16,892	17,455	15,293	52,315	45,743
Information technology and data processing	14,995	15,459	12,840	45,872	38,706
Other professional services	5,101	5,183	5,597	15,359	21,643
Insurance and assessments	12,708	26,431	38,298	59,600	75,650
Intangible asset amortization	8,485	8,484	2,389	25,373	7,189
Leased equipment depreciation	7,144	7,511	8,333	22,175	26,796
Acquisition, integration and reorganization costs	(510)	(12,650)	9,925	(13,160)	30,833
Customer related expense	34,475	32,405	26,971	97,799	78,278
Loan expense	3,994	4,332	4,243	12,817	16,012
Goodwill impairment	-	-	-	-	1,376,736
Other expense	7,340	13,119	5,572	28,485	133,958
Total noninterest expense	196,209	203,643	201,103	610,370	2,094,543
Earnings (loss) before income taxes	11,514	44,637	(26,566)	98,551	(1,551,349)
Income tax expense (benefit)	2,730	14,304	(3,222)	28,582	(135,167)
Net earnings (loss)	8,784	30,333	(23,344)	69,969	(1,416,182)
Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Net (loss) earnings available to common and equivalent stockholders	$(1,163)	$20,386	$(33,291)	$40,128	$(1,446,023)

Basic and diluted (loss) earnings per common share (1)	$(0.01)	$0.12	$(0.42)	$0.24	$(18.61)
Basic and diluted weighted average number of common shares outstanding (1)	168,583	168,432	77,881	168,386	77,678

(1)	Common shares include non-voting common equivalents that are participating securities.

17

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Profitability and Other Ratios	2024	2024	2023	2024	2023
Return on average assets (1)	0.10%	0.34%	(0.24)%	0.26%	(4.60)%
Adjusted ROAA (1)(2)	0.59%	0.34%	(0.16)%	0.41%	0.40%
Return on average equity (1)	1.01%	3.59%	(3.73)%	2.74%	(61.86)%
Return on average tangible common equity (1)(2)	0.70%	4.42%	(6.47)%	3.13%	(11.66)%
Adjusted return on average tangible common equity (1)(2)	7.30%	4.42%	(4.64)%	5.12%	6.31%
Dividend payout ratio (3)	(1000.00)%	83.33%	(2.38)%	125.00%	(1.45)%
Average yield on loans and leases (1)	6.18%	6.18%	5.54%	6.14%	5.95%
Average yield on interest-earning assets (1)	5.63%	5.65%	4.94%	5.61%	5.20%
Average cost of interest-bearing deposits (1)	3.52%	3.58%	3.78%	3.57%	3.35%
Average total cost of deposits (1)	2.54%	2.60%	2.98%	2.60%	2.50%
Average cost of interest-bearing liabilities (1)	3.80%	3.93%	4.34%	3.89%	4.03%
Average total cost of funds (1)	2.82%	2.95%	3.61%	2.93%	3.24%
Net interest spread	1.83%	1.72%	0.60%	1.72%	1.17%
Net interest margin (1)	2.93%	2.80%	1.45%	2.79%	2.07%
Noninterest income to total revenue (4)	(7.13)%	11.49%	25.10%	6.52%	(8.73)%
Noninterest expense to average total assets (1)	2.27%	2.29%	2.11%	2.27%	6.80%
Loans to deposits ratio	87.80%	87.36%	83.12%	87.80%	83.12%
Average loans and leases to average deposits	84.05%	87.95%	81.03%	86.22%	89.61%
Average investment securities to average total assets	13.55%	13.00%	18.30%	13.03%	17.23%
Average stockholders’ equity to average total assets	10.03%	9.48%	6.56%	9.50%	7.43%

(1)	Annualized.
(2)	Non-GAAP measure.
(3)	Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4)	Total revenue equals the sum of net interest income and noninterest income.

18

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$23,803,691	$369,913	6.18%	$25,325,578	$388,853	6.18%	$22,226,390	$310,392	5.54%
Investment securities	4,665,549	34,912	2.98%	4,658,690	33,836	2.92%	6,919,948	45,326	2.60%
Deposits in financial institutions	3,106,227	42,068	5.39%	2,960,292	39,900	5.42%	6,645,335	90,366	5.40%
Total interest-earning assets	31,575,467	446,893	5.63%	32,944,560	462,589	5.65%	35,791,673	446,084	4.94%
Other assets	2,850,718			2,889,907			2,016,085
Total assets	$34,426,185			$35,834,467			$37,807,758

Liabilities and Stockholders’ Equity:
Interest checking	$7,644,515	61,880	3.22%	$7,673,902	61,076	3.20%	$6,983,013	57,237	3.25%
Money market	4,958,777	32,361	2.60%	4,962,567	32,776	2.66%	5,662,980	42,516	2.98%
Savings	2,028,931	17,140	3.36%	2,002,670	16,996	3.41%	1,163,827	10,255	3.50%
Time	5,841,965	69,605	4.74%	6,274,242	75,258	4.82%	7,801,880	95,974	4.88%
Total interest-bearing deposits	20,474,188	180,986	3.52%	20,913,381	186,106	3.58%	21,611,700	205,982	3.78%
Borrowings	1,063,541	16,970	6.35%	2,013,600	30,311	6.05%	6,325,537	94,234	5.91%
Subordinated debt	940,480	16,762	7.09%	938,367	16,684	7.15%	870,968	15,139	6.90%
Total interest-bearing liabilities	22,478,209	214,718	3.80%	23,865,348	233,101	3.93%	28,808,205	315,355	4.34%
Noninterest-bearing demand deposits	7,846,641			7,881,620			5,817,488
Other liabilities	648,760			692,149			701,355
Total liabilities	30,973,610			32,439,117			35,327,048
Stockholders’ equity	3,452,575			3,395,350			2,480,710
Total liabilities and stockholders’ equity	$34,426,185			$35,834,467			$37,807,758
Net interest income (1)		$232,175			$229,488			$130,729
Net interest spread			1.83%			1.72%			0.60%
Net interest margin			2.93%			2.80%			1.45%

Total deposits (2)	$28,320,829	$180,986	2.54%	$28,795,001	$186,106	2.60%	$27,429,188	$205,982	2.98%
Total funds (3)	$30,324,850	$214,718	2.82%	$31,746,968	$233,101	2.95%	$34,625,693	$315,355	3.61%

(1)
Includes net loan discount accretion of $23.0 million and $21.8 million for the three months ended September 30, 2024 and June 30, 2024 and net loan premium amortization of $1.7 million for the three months ended September 30, 2023.

(2)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits.  The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.

(3)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

19

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Nine Months Ended
	September 30, 2024			September 30, 2023
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)(2)(3)	$24,878,682	$1,144,231	6.14%	$25,910,694	$1,152,393	5.95%
Investment securities	4,681,872	103,051	2.94%	7,097,438	133,716	2.52%
Deposits in financial institutions	3,479,130	140,904	5.41%	5,731,733	219,995	5.13%
Total interest-earning assets (1)	33,039,684	1,388,186	5.61%	38,739,865	1,506,104	5.20%
Other assets	2,888,600			2,447,563
Total assets	$35,928,284			$41,187,428

Liabilities and Stockholders’ Equity:
Interest checking	$7,733,588	184,505	3.19%	$6,890,661	159,992	3.10%
Money market	5,218,774	106,488	2.73%	7,049,910	145,748	2.76%
Savings	2,022,600	52,166	3.45%	833,719	14,532	2.33%
Time	6,073,993	218,740	4.81%	6,815,786	220,391	4.32%
Total interest-bearing deposits	21,048,955	561,899	3.57%	21,590,076	540,663	3.35%
Borrowings	1,986,468	85,405	5.74%	7,688,698	324,270	5.64%
Subordinated debt	938,624	50,117	7.13%	869,353	42,750	6.57%
Total interest-bearing liabilities	23,974,047	697,421	3.89%	30,148,127	907,683	4.03%
Noninterest-bearing demand deposits	7,804,534			7,323,673
Other liabilities	736,739			654,932
Total liabilities	32,515,320			38,126,732
Stockholders’ equity	3,412,964			3,060,696
Total liabilities and stockholders’ equity	$35,928,284			$41,187,428
Net interest income (1)(2)		$690,765			$598,421
Net interest spread (1)			1.72%			1.17%
Net interest margin (1)			2.79%			2.07%

Total deposits (4)	$28,853,489	$561,899	2.60%	$28,913,749	$540,663	2.50%
Total funds (5)	$31,778,581	$697,421	2.93%	$37,471,800	$907,683	3.24%

(1)	Tax equivalent.
(2)	Includes net loan discount accretion of $67.3 million for the nine months ended September 30, 2024 and net loan premium amortization of $6.0 million for the nine months ended September 30, 2023.
(3)	Includes tax-equivalent adjustments of $0.0 million and $2.3 million for the nine months ended September 30, 2024 and 2023 related to tax-exempt income on loans. The federal statutory tax rate utilized was 21%.
(4)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.

(5)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

20

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible assets, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, return on average tangible common equity and adjusted net earnings (loss). These non-GAAP measures are used by management in its analysis of the Company’s performance.

Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and goodwill impairment, by average tangible common equity. Adjusted return on average tangible common equity is calculated by dividing adjusted net earnings available to to common stockholders, after adjustment for amortization of intangible assets, goodwill impairment, and any unusual one-time items, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution.

Adjusted net earnings (loss) is calculated by adjusting net earnings (loss) by unusual, one-time items. ROAA is calculated by dividing annualized net earnings (loss) by average assets. Adjusted ROAA is calculated by dividing annualized adjusted net earnings (loss) by average assets.

Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.

21

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity to
Tangible Assets and Tangible	September 30,	June 30,	March 31,	December 31,	September 30,
Book Value Per Common Share	2024	2024	2024	2023	2023
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$3,496,198	$3,407,848	$3,394,150	$3,390,765	$2,399,277
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,997,682	2,909,332	2,895,634	2,892,249	1,900,761
Less: Goodwill and Intangible assets	357,332	364,819	355,853	364,104	24,192
Tangible common equity	$2,640,350	$2,544,513	$2,539,781	$2,528,145	$1,876,569

Total assets	$33,432,613	$35,243,839	$36,073,516	$38,534,064	$36,877,833
Less: Goodwill and Intangible assets	357,332	364,819	355,853	364,104	24,192
Tangible assets	$33,075,281	$34,879,020	$35,717,663	$38,169,960	$36,853,641

Total stockholders’ equity to total assets	10.46%	9.67%	9.41%	8.80%	6.51%
Tangible common equity to tangible assets	7.98%	7.30%	7.11%	6.62%	5.09%
Book value per common share (1)	$17.75	$17.23	$17.13	$17.12	$24.12
Tangible book value per common share (2)	$15.63	$15.07	$15.03	$14.96	$23.81
Common shares outstanding (3)	168,879,566	168,875,712	169,013,629	168,959,063	78,806,969

(1)	Total common equity divided by common shares outstanding.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Common shares outstanding include non-voting common equivalents that are participating securities.

22

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Nine Months Ended
Return on Average Tangible	September 30,	June 30,	September 30,	September 30,
Common Equity (“ROATCE”)	2024	2024	2023	2024	2023
	(Dollars in thousands)
Net earnings (loss)	$8,784	$30,333	$(23,344)	$69,969	$(1,416,182)

Earnings (loss) before income taxes	$11,514	$44,637	$(26,566)	$98,551	$(1,551,349)
Add: Intangible asset amortization	8,485	8,484	2,389	25,373	7,189
Add: Goodwill impairment	-	-	-	-	1,376,736
Adjusted earnings (loss before income taxes used for ROATCE	19,999	53,121	(24,177)	123,924	(167,424)
Adjusted income tax expense (benefit) (1)	5,522	15,203	(2,212)	34,215	(15,319)
Adjusted net earnings (loss) for ROATCE	14,477	37,918	(21,965)	89,709	(152,105)
Less: Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE	$4,530	$27,971	$(31,912)	$59,868	$(181,946)

Average stockholders’ equity	$3,452,575	$3,395,350	$2,480,710	$3,412,964	$3,060,696
Less: Average goodwill and intangible assets	361,316	352,934	25,499	358,321	476,721
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,592,743	$2,543,900	$1,956,695	$2,556,127	$2,085,459

Return on average equity (2)	1.01%	3.59%	(3.73)%	2.74%	(61.86)%
ROATCE (3)	0.70%	4.42%	(6.47)%	3.13%	(11.66)%

(1)
Effective tax rates of 27.61%, 28.62%, and 9.15% used for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively. Effective tax rates of 27.61% and 9.15% used for the nine months ended September 30, 2024 and 2023.

(2)	Annualized net earnings (loss) divided by average stockholders’ equity.
(3)	Annualized adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE divided by average tangible common equity.
(4)	Annualized adjusted net earnings available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended		Nine Months Ended
Adjusted Return on Average	September 30,	September 30,	September 30,
Tangible Common Equity (“ROATCE”)	2024	2023	2024	2023
	(Dollars in thousands)
Net earnings (loss)	$8,784	$(23,344)	$69,969	$(1,416,182)

Earnings (loss) before income taxes	$11,514	$(26,566)	$98,551	$(1,551,349)
Add: Intangible asset amortization	8,485	2,389	25,373	7,189
Add: Goodwill impairment	-	-	-	1,376,736
Add: FDIC special assessment	-	-	5,816	-
Add: Loss on sale of securities	59,946	-	59,946	-
Less: Acquisition, integration, and reorganization costs	(510)	9,925	(13,160)	30,833
Add: Loan fair value loss adjustments	-	-	-	170,971
Add: Unfunded commitments fair value loss adjustments	-	-	-	106,767
Adjusted earnings before income taxes used for adjusted ROATCE	79,435	(14,252)	176,526	141,147
Adjusted income tax expense (1)	21,932	(1,304)	48,739	12,915
Adjusted net earnings for adjusted ROATCE	57,503	(12,948)	127,787	128,232
Less: Preferred stock dividends	9,947	9,947	29,841	29,841
Adjusted net earnings available to common and equivalent stockholders for adjusted ROATCE	$47,556	$(22,895)	$97,946	$98,391

Average stockholders’ equity	$3,452,575	$2,480,710	$3,412,964	$3,060,696
Less: Average goodwill and intangible assets	361,316	25,499	358,321	476,721
Less: Average preferred stock	498,516	498,516	498,516	498,516
Average tangible common equity	$2,592,743	$1,956,695	$2,556,127	$2,085,459

Adjusted ROATCE (2)	7.30%	(4.64)%	5.12%	6.31%

(1)	Effective tax rates of 27.61% used for the 2024 periods and 9.15% for the 2023 periods.
(2)	Annualized adjusted net earnings available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

24

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Adjusted Net Earnings, Net Earnings	Three Months Ended		Nine Months Ended
Available to Common and Equivalent	September 30,	September 30,	September 30,
Stockholders, Diluted EPS, and ROAA	2024	2023	2024	2023
	(In thousands, except per share amounts)
Net earnings (loss)	$8,784	$(23,344)	$69,969	$(1,416,182)

Earnings (loss) before income taxes	$11,514	$(26,566)	$98,551	$(1,551,349)
Add: FDIC special assessment	-	-	5,816	-
Add: Loss on sale of securities	59,946	-	59,946	-
Less: Acquisition, integration, and reorganization costs	(510)	9,925	(13,160)	30,833
Add: Loan fair value loss adjustments	-	-	-	170,971
Add: Unfunded commitments fair value loss adjustments	-	-	-	106,767
Add: Goodwill impairment	-	-	-	1,376,736
Adjusted earnings (loss) before income taxes	70,950	(16,641)	151,153	133,958
Adjusted income tax expense (benefit) (1)	19,589	(1,523)	41,733	12,257
Adjusted net earnings (loss)	51,361	(15,118)	109,420	121,701
Less: Preferred stock dividends	(9,947)	(9,947)	(29,841)	(29,841)
Adjusted net earnings (loss) available to common and equivalent stockholders	$41,414	$(25,065)	$79,579	$91,860

Weighted average common shares outstanding	168,583	77,881	168,386	77,678
Diluted (loss) earnings per common share	$(0.01)	$(0.42)	$0.24	$(18.61)
Adjusted diluted earnings per common share (2)	$0.25	$(0.32)	$0.47	$1.18

Average total assets	$34,426,185	$37,807,758	$35,928,284	$41,187,428
Return on average assets (“ROAA”) (3)	0.10%	(0.24)%	0.26%	(4.60)%
Adjusted ROAA (4)	0.59%	(0.16)%	0.41%	0.40%

(1)	Effective tax rates of 27.61% used for the 2024 periods and 9.15% for the 2023 periods.
(2)	Adjusted net earnings (loss) available to common and equivalent stockholders divided by weighted average common shares outstanding.
(3)	Annualized net earnings (loss) divided by average assets.
(4)	Annualized adjusted net earnings (loss) divided by average assets.

25